Exhibit 99.1

Gap Inc. Announces Closing of $2.250 Billion of Senior Secured Notes Offering and $1.868 Billion ABL Credit Facility

Further Strengthens Financial Position in Response to the Impacts of COVID-19

San Francisco – May 7, 2020 - Gap Inc. (NYSE: GPS) today announced it has closed its previously announced offering of $2.250 billion of senior secured notes and that it has entered into an asset-based revolving credit facility with an initial aggregate principal amount of $1.868 billion. The company also announced it has repaid the outstanding $500 million borrowed under its prior revolving credit facility, and no amounts were borrowed at close under the asset-based revolving credit facility.

“We’re pleased these notes and credit facility, along with other strategic and cash preservation actions we’ve taken to date, enable us to further fuel our brands and operations,” said Katrina O’Connell, EVP and CFO, Gap Inc.

“With our strengthened balance sheet, we continue to build towards our future, beginning with welcoming our teams and customers back into some of our stores this week,” said Sonia Syngal, President and CEO, Gap Inc. “From the onset of the global pandemic, the company has evaluated a wide range of scenarios related to the impacts of COVID-19 to develop operating and liquidity plans that leverage our strengths and allow us to adapt to this unprecedented and evolving environment.”

As previously announced, the company moved swiftly to mitigate the impact of the pandemic on its operations, taking a number of proactive measures to strengthen its financial position to manage through the most conservative of circumstances:

•	The company has continued to serve customer demand through its scaled e-commerce platform, which at over $4 billion in net sales, represented about one quarter of the company’s sales in fiscal 2019.

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The company is leveraging its advantaged omni-network with ship from store at over 1,000 locations in 48 states and curbside pickup in dozens of stores, with plans to double those locations this month, to support fulfillment of online demand which has accelerated meaningfully as more customers shopped from home.

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The company is reducing operating expenses across all aspects of the organization, including through previously announced executive pay and headquarters headcount reductions as it seeks to streamline operations and better align talent and financial resources against the company’s strategic priorities.

•	Through longstanding strategic partnerships with its suppliers and leveraging the flexibility in its supply chain, the company is meaningfully reducing forward inventory receipts.

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Beginning in April, the company made the decision to suspend rent payments for the period stores are closed as a result of local and state mandates. As part of the company’s ongoing specialty fleet optimization efforts, the company has undertaken a strategic review of its real estate portfolio to further advance its long-term strategic priorities that include a smaller, healthier fleet of Gap brand stores.

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The company enacted several measures to further strengthen its cash position and financial flexibility, including deferring its previously declared first quarter dividend, suspending its quarterly cash dividend and share repurchases for the remainder of the fiscal year, reducing capital expenditures by approximately $300 million, and extending the payment terms with the majority of its merchandise and non-merchandise vendors.

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A portion of the proceeds of the notes is being used to redeem the previously issued $1.25 billion unsecured notes due April 2021. This new capital structure will set the company up to navigate the crisis well.

The company noted the cost savings and cash flow impact of actions taken to date are expected to have a more meaningful impact beginning with the second quarter of fiscal year 2020 compared to the first quarter of fiscal year 2020 given most were enacted towards the latter end of the first quarter.

The notes were offered in a private placement to qualified institutional buyers pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the "Securities Act"). The notes have not been registered under the Securities Act or state securities laws and may not be offered or sold in the United States absent registration or pursuant to an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws.

About Gap Inc.
Gap Inc. is a leading global retailer offering clothing, accessories, and personal care products for men, women, and children under the Old Navy, Gap, Banana Republic, Athleta, Intermix, Janie and Jack, and Hill City brands. Fiscal year 2019 net sales were $16.4 billion. Gap Inc. products are available for purchase in more than 90 countries worldwide through company-operated stores, franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Forward-Looking Statements
This press release contains forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as "expect," "anticipate," "believe," "estimate," "intend," "plan," “will,” and similar expressions also identify forward-looking statements. Forward-looking statements include, without limitation, statements relating to the company’s ability to sustain and adapt to a prolonged slow down related to COVID-19, the ability to reduce operating expenses, and the intended use of the proceeds from the notes and the credit facility.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company’s actual results to differ materially from those in the forward-looking statements.

Additional information regarding these factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended February 1, 2020, the company's Current Report on Form 8-K filed on April 23, 2020, as well as the company’s subsequent filings with the Securities and Exchange Commission. These forward-looking statements are based on information as of May 7, 2020. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Investor Relations Contact:
Tina Romani
(415) 427-5264
Investor_relations@gap.com